Exhibit11.1

SCORPIO BULKERS INC.
CODE OF ETHICS

The board of directors of Scorpio Bulkers Inc. (the “Company”) has adopted this Code of Ethics (the “Code”) for all of the Company’s employees, directors, officers and agents (“Employees”).

I.	Conflicts of Interest

A conflict of interest occurs when an Employee’s private interests interfere, or even appears to interfere, with the interests of the Company as a whole. While it is not possible to describe every situation in which a conflict of interest may arise, Employees must never use or attempt to use their position with the Company to obtain improper personal benefits. Any Employee who is aware of a conflict of interest, or is concerned that a conflict might develop, should discuss the matter with the Audit Committee or the office of the General Counsel immediately.

II.	Corporate Opportunities

Employees owe a duty to advance the legitimate interests of the Company when the opportunities to do so arise. Employees may not take for themselves personally opportunities that are discovered through the use of corporate property, information or position.

III.	Confidentiality and Privacy

It is important that Employees protect the confidentiality of Company information. Employees may have access to proprietary and confidential information concerning the Company’s business, clients and suppliers. Confidential information includes such items as non-public information concerning the Company’s business, financial results and prospects and potential corporate transactions. Employees are required to keep such information confidential during employment as well as thereafter, and not to use, disclose, or communicate that confidential information other than in the course of employment. The consequences to the Company and the Employee concerned can be severe where there is unauthorized disclosure of any non-public, privileged or proprietary information.

To ensure the confidentiality of any personal information collected and to comply with applicable laws, any Employee in possession of non-public, personal information about the Company’s customers, potential customers, or Employees, must maintain the highest degree of confidentiality and must not disclose any personal information unless authorization is obtained.

IV.	Director Confidentiality

Pursuant to their fiduciary duties of loyalty and care, directors are required to protect and hold confidential all non-public information obtained due to their directorship position absent the express

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or implied permission of the board of directors to disclose such information. Accordingly,
(i) no director shall use Confidential Information for his or her own personal benefit or to benefit persons or entities outside the Company; and
(ii) no director shall disclose Confidential Information outside the Company, either during or after his or her service as a director of the Company, except with authorization of the board of directors or as may be otherwise required by law.
“Confidential Information” for purpose of this Section IV is all non-public information entrusted to or obtained by a director by reason of his or her position as a director of the Company. It includes, but is not limited to, non-public information that might be of use to competitors or harmful to the Company or its customers if disclosed, such as:
non-public information about the Company’s financial condition, prospects or plans, its marketing and sales programs and research and development information, as well as information relating to mergers and acquisitions, stock splits and divestitures;
non-public information concerning possible transactions with other companies or information about the Company’s customers, suppliers or joint venture partners, which the Company is under an obligation to maintain as confidential; and
non-public information about discussions and deliberations relating to business issues and decisions, between and among Employees.

V.	Honest and Fair Dealing

Employees must endeavor to deal honestly, ethically and fairly with the Company’s customers, suppliers, competitors and employees. No Employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair- dealing practice. Honest conduct is considered to be conduct that is free from fraud or deception. Ethical conduct is considered to be conduct conforming to accepted professional standards of conduct.

VI.	Protection and Proper Use of Company Assets

The Company’s assets are only to be used for legitimate business purposes and only by authorized Employees or their designees. This applies to tangible assets (such as office equipment, telephone, copy machines, etc.) and intangible assets (such as trade secrets and confidential information). Employees have a responsibility to protect the Company’s assets from theft and loss and to ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company’s profitability. If you become aware of theft, waste or misuse of the Company’s assets you should report this to your manager.

VII.	Compliance with Laws, Rules and Regulations

It is the Company’s policy to comply with all applicable laws, rules and regulations. It is the personal responsibility of each Employee to adhere to the standards and restrictions imposed by those laws, rules and regulations, and in particular, those relating to accounting and auditing matters.

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Any Employee who is unsure whether a situation violates any applicable law, rule, regulation or Company policy should contact the office of the General Counsel.

VIII.	Anti-Corruption and Anti-Bribery

The UK Bribery Act 2010 (the “Bribery Act”) and the Foreign Corrupt Practices Act (the “FCPA”) (together the “Anti-Corruption Legislation”) prohibit the Company and its employees and agents (and generally any person performing services on behalf of the Company) from offering, promising or giving money or any other item of value to win or retain business or to influence any act or decision of a third party and, in the case of the Bribery Act, regardless of whether such third party is a public official. Violation of the Bribery Act and/ or the FCPA is a crime that can result in severe fines and criminal penalties for both the relevant individual, the Company its management and directors. The Company takes compliance with the Anti-Corruption Legislation very seriously. Accordingly in addition to other existing and future measures the Company has tasked an independent third party auditor to run annual and spot checks aimed at detecting and eventually preventing any impropriety. Employees with specific queries on either the Bribery Act and/ or the FCPA should contact the office of the General Counsel.

IX.	Securities Trading

Because we are a public company, we are subject to a number of laws concerning the purchase of our shares and other publicly traded securities. Company policy prohibits Employees and their family members from trading securities while in possession of material, non-public information relating to the Company or any other company, including a customer or supplier that has a significant relationship with the Company.

Information is “material” when there is a substantial likelihood that a reasonable investor would consider the information important in deciding whether to buy, hold or sell securities. In short, any information that could reasonably affect the price of securities is material. Information is considered to be “public” only when it has been released to the public through appropriate channels and enough time has elapsed to permit the investment market to absorb and evaluate the information. If you have any doubt as to whether you possess material nonpublic information, you should contact your manager or contact the office of the General Counsel.

X.	Disclosure

Employees are responsible for ensuring that the disclosure in the Company’s periodic reports is full, fair, accurate, timely and understandable. In doing so, Employees shall take such action as is reasonably appropriate to (i) establish and comply with disclosure controls and procedures and accounting and financial controls that are designed to ensure that material information relating to the Company is made known to them; (ii) confirm that the Company’s periodic reports comply with applicable law, rules and

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regulations; and (iii) ensure that information contained in the Company’s periodic reports fairly presents in all material respects the financial condition and results of operations of the Company.

Employees will not knowingly (i) make, or permit or direct another to make, materially false or misleading entries in the Company’s, or any of its subsidiary’s, financial statements or records; (ii) fail to correct materially false and misleading financial statements or records; (iii) sign, or permit another to sign, a document containing materially false and misleading information; or (iv) falsely respond, or fail to respond, to specific inquiries of the Company’s independent auditor or outside legal counsel.

XI.	Procedures Regarding Waivers

Because of the importance of the matters involved in this Code, waivers will be granted only in limited circumstances and where such circumstances would support a waiver. Waivers of the Code may only be made by the Audit Committee and will be disclosed by the Company.

XII.	Internal Reporting

Employees shall take all appropriate action to stop any known misconduct by fellow Employees or other Company personnel that violate this Code. Employees shall report any known or suspected misconduct to the Chairman of the Audit Committee or the office of the General Counsel. The Company will not retaliate or allow retaliation for reports made in good faith.

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